UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 7, 2018

PIERIS PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-37471	EIN 30-0784346
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
255 State Street, 9th Floor
Boston, MA 02109
United States
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: 857-246-8998

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging Growth Company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)

On September 7, 2018, the Board of Directors (the “Board”) of Pieris Pharmaceuticals, Inc. (the “Company”), following the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Peter Kiener, D.Phil., to the Board to serve as a Class I Director with a term expiring at the Company’s 2021 annual meeting of stockholders. Most recently, Dr. Kiener served as Chief Scientific Officer at Sucampo until the company’s acquisition by Mallinckrodt in February 2018. Prior to Sucampo, he served as Chief Scientific Officer of Ambrx Inc., a company focused on developing antibody-drug conjugates. Previously, Dr. Kiener was President and Co-founder of Zyngenia Inc, a monoclonal antibody company developing drugs for oncology and inflammatory diseases. His prior experience also includes positions at MedImmune LLC, where he was Head of Global R&D, and at Bristol-Myers Squibb. Dr. Kiener has led or contributed to the development of over 30 different clinical-stage therapeutics and seven approved drugs, including two immunoglobulin-based fusion proteins, one monoclonal antibody, two vaccines, and one bispecific T-cell engager. Additionally, he has published more than 120 papers in peer-reviewed journals and is listed as an inventor on over 60 patents and patent applications. Dr. Kiener received a B.A. in Chemistry from Lancaster University and a D.Phil. in Biochemistry from Sir William Dunn School of Pathology at Oxford University, where he also pursued a postdoctoral fellowship.

In connection with Dr. Kiener's election to the Board, and pursuant to the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”), the Company will grant to Dr. Kiener a non-statutory stock option to purchase up to 30,000 shares of the Company’s common stock at the next regularly scheduled meeting of the Board. The stock option will have an exercise price per share equal to the closing price of the Company’s common stock on The Nasdaq Capital Market on the grant date. The stock option will vest in equal quarterly installments at the end of each successive fiscal quarter following the date of grant, subject to Dr. Kiener's continued service as a director.

In addition, Dr. Kiener is entitled to receive an annual cash retainer of $35,000 for his service as a non-employee director of the Company pursuant to the Director Compensation Policy. Also in connection with Dr. Kiener's election to the Board, Dr. Kiener and the Company will enter into an indemnification agreement in the form the Company has entered into with certain of its other non-employee directors, which form is filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K (FileNo. 333-190728) filed by the Company on December 18, 2014. Under this agreement, the Company will agree, among other things, to indemnify Dr. Kiener for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of the Company’s directors.

There are no arrangements or understandings between Dr. Kiener and any other person pursuant to which Dr. Kiener was appointed as a director. There are no transactions to which the Company is a party and in which Dr. Kiener has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K. Dr. Kiener has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release dated September 10, 2018.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIERIS PHARMACEUTICALS, INC.

Dated: September 10, 2018	/s/ Allan Reine
Allan Reine
Chief Financial Officer